                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

   [LOGO]                                                            ECOLAB INC.
- --------------------------------------------------------------------------------
Ecolab Center
St. Paul, Minnesota 55102
612/293-2318

PIERSON M. GRIEVE                                                  April 7, 1995
Chairman of the Board

DEAR FELLOW STOCKHOLDER:

You are cordially invited to join us for the Annual Meeting of Stockholders, to be held at 10:00 A.M. on Friday, May 12, 1995, at the Frederick King Weyerhaeuser Auditorium in the Landmark Center, 75 West Fifth Street, St. Paul, Minnesota 55102. The matters to be acted upon are set out and described in the Notice of Annual Meeting and Proxy Statement which are attached. We request that you read both carefully.

We hope you plan to attend the meeting. However, if you will not be able to join us, we urge you to exercise your right as a stockholder and vote. Please promptly sign, date and return the enclosed proxy card.

                                           Sincerely,

                                                  [SIGNATURE]

                                           Pierson M. Grieve
                                           Chairman of the Board

        IT IS  IMPORTANT  THAT  YOU  VOTE,  SIGN  AND  RETURN  THE
              ACCOMPANYING PROXY AS SOON AS POSSIBLE. BY DOING
                  SO, YOU MAY SAVE THE COMPANY THE  EXPENSE
                          OF ADDITIONAL SOLICITATION.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1995

TO THE STOCKHOLDERS OF ECOLAB INC.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 12, 1995, at 10:00 A.M. at the Landmark Center, 75 West Fifth Street, St. Paul, Minnesota 55102, for the following purposes (which are more fully explained in the Proxy Statement):

    (1) To elect four Class III Directors to a term to end at the third subsequent annual meeting.

    (2) To approve the Ecolab Inc. 1995 Non-Employee Director Stock Option Plan.

    (3) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year ending December 31, 1995.

    (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                           By Order of the Board of Directors

                                           KENNETH A. IVERSON,
                                           Vice President and Secretary

April 7, 1995

                                  ECOLAB INC.
                   Ecolab Center, Saint Paul, Minnesota 55102

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1995

This Proxy Statement, which is first being mailed to stockholders on or about April 7, 1995, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ecolab Inc., a Delaware corporation (hereinafter called the "Company"), from holders of Common Stock of the Company, to be voted at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Friday, May 12, 1995, and at any adjournment thereof.

Holders of Common Stock of record at the close of business on March 14, 1995, will be entitled to vote at the meeting and any adjournment thereof. At that time, the Company had outstanding and entitled to vote 67,860,346 shares of Common Stock. Each of such shares is entitled to one vote on each matter presented at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, is required for a quorum for the transaction of business. In accordance with the laws of the State of Delaware, shares represented by a limited proxy (i.e., a broker non-vote) or represented by a proxy with instructions to abstain will be counted in determining whether a quorum is present. However, as described elsewhere in this Proxy Statement, such broker non-votes or abstained shares will not be counted for purposes of determining the election of directors or for passage or ratification of matters submitted to stockholders.

If the stockholder is a participant in the Company's Dividend Reinvestment Plan, the proxy represents the number of shares held on account of the participant in that plan as well as shares held of record by the participant. With respect to participants and beneficiaries of the Company's defined contribution 401(k) Savings Plan, the proxy also serves as the voting instruction card to the plan trustee and represents your proportional interest in shares of Common Stock beneficially held by the trustee.

Proxies in proper form received by the time of the meeting will be voted as specified. A stockholder giving a proxy may revoke it at any time before it is exercised by submitting a written revocation, a subsequently dated proxy, or by attending the meeting and voting in person.

The Company will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised the Company that they are a "beneficial owner," as defined by the SEC rules and regulations, of more than five percent of the Company's outstanding Common Stock.

                                                    AMOUNT AND
                                                     NATURE OF
                    NAME AND ADDRESS                BENEFICIAL          PERCENT
CLASS              OF BENEFICIAL OWNER               OWNERSHIP        OF CLASS(1)
- ---------------------------------------------------------------------------------
Common     Henkel KGaA                              8,137,056(2)          12.0%
           Henkelstrasse 67
           Postfach 1100
           40191 Dusseldorf 13
           Germany
Common     HC Investments, Inc.                     7,333,332(3)          10.8%
           1105 Market Street
           Suite 1300
           Wilmington, DE 19899
Common     Southeastern Asset                       6,190,964(4)           9.1%
           Management, Inc.
           6075 Poplar Avenue
           Suite 900
           Memphis, TN 38119
Common     Trimark Investment                       4,715,800(5)           6.9%
           Management Inc.
           One First Canadian Place
           Suite 5600, P. O. Box 487
           Toronto, Ontario M5X 1E5

(1) The percent of class is based on the number of voting shares outstanding as of March 14, 1995, and the beneficial owner's most recent report of share ownership filed with the SEC.
(2) Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that all voting stock of Henkel KGaA is controlled by members of the Henkel family. Voting shares of the Company beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 20 hereof under the heading "Certain Transactions."
(3) HC Investments, Inc., a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Voting shares of the Company beneficially owned by HC Investments, Inc. are bound by the terms of the agreement between the Company and Henkel KGaA, as described at page 20 hereof.
(4) On February 6, 1995, Southeastern Asset Management, Inc., an investment advisor, reported that it had sole dispositive authority and sole voting power over 5,474,964 and 5,314,964, respectively, of the shares; shared dispositive authority and shared voting power over 600,000 of the shares; no dispositive authority over 116,000 of the shares; and no voting power over 276,000 of the shares.
(5) On February 10, 1995, Trimark Investment Management Inc., registered under the Securities Act of Ontario, Canada and as sole trustee of certain Ontario mutual funds, reported that it had sole dispositive authority and sole voting power over all 4,715,800 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following information with regard to the beneficial ownership of the Company's Common Stock at March 9, 1995 has been furnished by the respective directors, nominees, or executive officers or obtained from the records of the Company.

                                                                  PERCENT OF
                                      AMOUNT AND NATURE OF       COMMON STOCK
      NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP    BENEFICIALLY OWNED
Pierson M. Grieve                      1,003,071(1)(2)(3)             1.5%
Allan L. Schuman                         295,828(1)(3)                *
Michael E. Shannon                       279,599(1)(2)(3)             *
James L. McCarty                          35,869(1)(3)                *
Gerald K. Carlson                        145,367(1)(3)                *
Ruth S. Block                              8,105(3)                   *
Russell G. Cleary                         32,652(3)(4)                *
James J. Howard                            6,652(3)                   *
Jerry W. Levin                             4,512(3)                   *
Reuben F. Richards                         9,052(3)                   *
Richard L. Schall                         11,052(3)                   *
Roland Schulz                              2,980(3)                   *
Philip L. Smith                            7,252(3)                   *
Hugo Uyterhoeven                           3,554(3)                   *
Albrecht Woeste                            3,852(3)                   *
Current Directors and Executive        2,254,129(5)                   3.3%
 Officers as a Group (21 persons)

*     Percentage of shares beneficially owned does not exceed one percent.
(1) Includes the following shares held by officers in the Ecolab Savings Plan as of the last Plan report: Mr. Grieve, 28,463; Mr. Schuman, 5,061; Mr. Shannon, 16,605; Mr. McCarty, 17,506; and Mr. Carlson, 4,605.
(2) Includes the following shares held by members of the director's or officer's immediate family sharing the same household: Mr. Grieve, 18,544; and Mr. Shannon, 29,434.
(3) Includes the following shares which could be purchased by Messrs. Grieve, Schuman, Shannon, McCarty and Carlson under the Company's 1977 and 1993 Stock Incentive Plans and, in the case of non-employee directors, under the 1988 Non-Employee Director Stock Option Plan, within 60 days from March 9, 1995: Mr. Grieve, 503,500; Mr. Schuman, 172,500; Mr. Shannon, 163,150; Mr. McCarty, 10,350; Mr. Carlson, 85,600; Ms. Block, 4,800; Mr.
      Cleary, 4,800; Mr. Howard, 2,400; Mr. Levin, 800; Mr. Richards, 800; Mr. Schall, 4,800; Mr. Schulz, 0; Mr. Smith, 4,000; Mr. Uyterhoeven, 1,600; Mr. Woeste, 1,600.
(4) Mr. Cleary is president and director of a charitable trust as to which he has investment and voting power. Four thousand (4,000) shares of the Company's Common Stock are owned by that Trust and are reported herein as shares beneficially owned by Mr. Cleary. Mr. Cleary disclaims a pecuniary interest in such shares.
(5) Includes 48,878 shares held by or on behalf of family members of directors and executive officers, 15,052 shares held in trusts over which certain directors or executive officers have voting authority and/ or power of disposition, 99,277 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports, 1,172,000 shares to which these persons have the right to acquire beneficial ownership within sixty days of March 9, 1995, by the exercise of stock options granted under the Company's 1977 and 1993 Stock Incentive Plans or the 1988 Non-Employee Director Stock Option Plan and 152,050 shares held by executive officers under restricted stock awards granted under the Company's 1977 and 1993 Stock Incentive Plans and which are subject to events of forfeiture.

                             ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the overall direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to four standing committees: Audit, Compensation, Finance and Governance.

There were five meetings (four regular and one special) of the Board of Directors during the year ended December 31, 1994. Each incumbent director attended at least 75 percent of Board and Committee meetings. Overall attendance at Board and Committee meetings was 97 percent.

The Audit Committee, currently comprised of Messrs. Levin, Richards, Schall (Chairman), Uyterhoeven and Woeste, met four times during the past year. The Committee, which is comprised entirely of independent directors, assists the Board of Directors in overseeing management's discharge of its duties for the preparation of interim and annual financial statements and for maintaining financial control of operations. Principal responsibilities include (a)
oversight of the accuracy of public financial reports, including review of the plan and scope of the annual audit, the results of the audit and the independence of the independent accountants, (b) providing oversight assurance that the Company has an effective system of internal controls and (c) providing oversight assurance that the Company has effective controls against employee conflict of interest and fraud and reasonably complies with related laws. The Committee also recommends to the Board of Directors with regard to the retention of the Company's independent accountants. In addition, the Committee assists the Board of Directors in overseeing the accounting controls and policies and reporting practices of the Henkel-Ecolab Joint Venture, an entity described at page 20 hereof under the heading "Certain Transactions" and whose financial statements are filed as a part of the Company's Annual Report on Form 10-K. The Committee meets regularly with the Company's management and internal auditors, and with the Company's independent accountants.

The Compensation Committee, currently comprised of Ms. Block and Messrs. Cleary, Howard, Schulz and Smith (Chairman), met four times during the past year. The Committee is comprised entirely of independent directors. The principal functions of this Committee are to review and approve (a) the Company's overall compensation policy and executive salary plan, (b) the base salary of all non-director corporate officers and of other executives meeting specified compensation levels, and (c) the design, amendment, establishment and termination of the Company's employee benefit plans and related trusts. The Committee also administers the Company's stock and cash-based incentive plans for executives, and makes recommendations to the Board with respect to (a) the base salary and other compensation of officers of the Company who also serve as directors, and (b) the design and establishment of long-term executive compensation and executive benefit plans. To assist the Committee in the design and review of executive compensation programs, the Board has selected and retained an independent compensation consultant who reports directly to the Committee. A report by the Committee on executive compensation is located on pages 11 through 13 hereof.

The Finance Committee, currently comprised of Messrs. Levin, Richards (Chairman), Schall, Schulz, Schuman, Shannon and Uyterhoeven, met four times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (a) the financial condition, financial policies and standards, and long-range financial objectives of the Company, (b) the Company's financing requirements, including the evaluation of management's proposals concerning funding vehicles to meet such requirements,
(c) debt limits, (d) dividends,  (e) the Company's capital expenditures  budget,
(f) adequacy of insurance coverage, and (g) the financial structure and policies of the Henkel-Ecolab Joint Venture with particular attention to their impact on the financial condition of the Company. The Committee also evaluates acquisitions and divestitures of businesses from a financial standpoint. The Committee oversees a management committee which is charged with monitoring the performance of trust assets held in the Company's benefit plans.

The Governance Committee, currently comprised of Ms. Block and Messrs. Cleary (Chairman), Grieve, Howard, Smith and Woeste, met three times during the past year. The Governance Committee (a) reviews and recommends to the Board policies for the composition of the Board, (b) identifies, interviews, evaluates and recommends to the Board prospective director nominees, (c) reviews and makes recommendations to the Board with regard to compensation for Board service and the performance of individual directors, (d) reviews and recommends to the Board changes in the Company's By-Laws, (e) reviews and recommends to the Board with respect to Board organization, management succession and corporate governance issues, social responsibility and the Company's environmental practices, and (f) undertakes projects which do not fall within the jurisdiction of other committees of the Board. Recommendations by stockholders of potential director nominees may be directed to the Governance Committee in care of the Secretary of the Company, at the Company address located at the top of page 1.

Under the Company's Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 13.

Pursuant to the agreement between the Company and Henkel KGaA described at page 20 hereof under the heading "Certain Transactions," Henkel is entitled to designate a number of persons to be nominated for election to the Company's Board of Directors proportionate to Henkel's shareholding in the Company rounded to the nearest whole number. As of March 14, 1995, Henkel held approximately 22.8% of the Company's outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Roland Schulz, Albrecht Woeste and Hugo Uyterhoeven have been appointed or elected to the Board pursuant to designation by Henkel.

The Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years.

The term of Class III Directors expires with this Annual Meeting of Stockholders. Messrs. Pierson M. Grieve, Philip L. Smith, Hugo Uyterhoeven and Albrecht Woeste are the nominees for election to the Board as Class III Directors and all have previously served as directors of the Company. Class III Directors being elected at the current Annual Meeting will serve until the 1998 Annual Meeting expected to be held in the Spring of 1998, or until their successors have been duly elected and qualified. The directors of Classes I and II will continue in office. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected. Mr. John H. Dasburg resigned as a Class III Director of the Company in March, 1995 and is not a nominee for election.

The directors shall be elected by a plurality of the votes cast. The four director nominees receiving the highest vote totals will be elected. Shares represented by proxy which contain instructions to "withhold" voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. It is intended that proxies solicited by the Board of Directors will (unless otherwise directed) be voted for the election of the four nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from the records of the Company.

- --------------------------------------------------------------------------------

          NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS -- CLASS III
                            (FOR A TERM ENDING 1998)

- --------------------------------------------------------------------------------

                  PIERSON M. GRIEVE, age 67.
                  Chairman  of  the Board  of Ecolab.  Director of  Ecolab since
    [PHOTO]       1983. Member of the Governance Committee.
                  After serving from 1967 to 1982 as President and Chief Executive Officer of Questor Corporation (then called AP Parts Corporation), a Toledo, Ohio manufacturer of automotive parts, sports equipment and infant and building products, joined Eco-lab as Chairman and Chief Executive Officer in January, 1983 and held the additional position of President from 1985 until August, 1992. On March 1, 1995 Mr. Grieve relinquished his position as Chief Executive Officer as part of a planned management transition and he has announced his intention to retire as Chairman of the Board effective December 31, 1995. Director of The St. Paul Companies, Inc., Meredith Corporation, Norwest Corporation and U S WEST, Inc. Also Director of Waldorf Corporation, a privately-held corporation. Chairman of the Board of Overseers of Carlson School of Management, University of Minnesota, and Chairman of the Advisory Board of Minnegasco, a division of NorAm, Inc.

- --------------------------------------------------------------------------------

                  PHILIP L. SMITH, age 61.
                  Former  Chairman of  the Board, President  and Chief Executive
    [PHOTO] Officer of The Pillsbury Company. Currently, Chairman of the Board of Golden Cat Corp., a privately-held manufacturer of pet supplies located in South Bend, Indiana. Director of Ecolab since 1989. Chairman of the Compensation Committee and member of the Governance Committee.
                  Joined General Foods Corporation in 1966. After holding various positions with General Foods, assumed the position of Chairman, President and Chief Executive Officer in 1987. In August, 1988 became Chairman of the Board, President and Chief Executive Officer of The Pillsbury Company, a position held until the acquisition of Pillsbury by Grand Metropolitan Public Limited Company in January, 1989. Became Chairman of the Board of Golden Cat Corp. in September, 1990. Director of Whirlpool Corporation and U.S. Trust Corporation.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                  HUGO UYTERHOEVEN, age 63.
                  Timken  Professor of Business  Administration, Graduate School
    [PHOTO] of Business Administration, Harvard University. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1992. Member of the Audit Committee and Finance Committee. Member of the Harvard Business School Faculty since 1960 where he has served as Chairman of the Advanced Management Program, Chairman of the General Management Area, and Senior Associate Dean. Director of Bombardier Inc., Brown, Boveri & Co. Ltd., Ciba-Geigy AG, Harcourt General, Inc. and The Stanley Works.

- --------------------------------------------------------------------------------

                  ALBRECHT WOESTE, age 59.
                  Owner of  R. Woeste  GmbH  & Co.  KG, Dusseldorf,  Germany,  a
    [PHOTO] privately-held manufacturer of tube fittings made of steel, malleable iron and special castings. Member of the Henkel family which controls Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives and Chairman of the Shareholders'
                  Committee and the Supervisory Board of Henkel. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1991. Member of the Audit Committee and Governance Committee.
                  Owner of R. Woeste GmbH & Co. KG, a family business enterprise, since 1963. Named to the position of Vice Chairman of the Shareholders' Committee of Henkel KGaA in 1965 and appointed Chairman in 1990. Chairman of the Supervisory Board of Henkel KGaA. Member of the Supervisory Board of Deutsche Bank AG and of ALLIANZ Lebensversicherungs - AG (Life Insurance). President Dusseldorf Chamber of Industry and Commerce.

- --------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS I
                            (FOR A TERM ENDING 1996)

- --------------------------------------------------------------------------------

                  JAMES J. HOWARD, age 59.
                  Chairman  of the Board, President  and Chief Executive Officer
    [PHOTO] of Northern States Power Company, an operating public utility primarily engaged in the generation, transmission and distribution of electricity and the distribution of natural gas. Director of Ecolab since 1991. Member of the Compensation Committee and Governance Committee.
                  After holding various positions with affiliates of the Bell companies, was, in 1983, named President and Chief Operating Officer of Ameritech, the Chicago-based holding company for the Bell companies serving Illinois, Indiana, Michigan, Ohio and Wisconsin. Joined Northern States Power Company as President and Chief Executive Officer in February, 1987 and became Chairman of the Board in March, 1988. Relinquished the position of President from July, 1990 through November, 1994. Director of Honeywell Inc., Northern States Power Company, ReliaStar Financial Corp. (formerly The NWNL Companies, Inc.) and Walgreen Company.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                  JERRY W. LEVIN, age 50.
                  President  and  Chief  Executive Officer  of  Revlon,  Inc., a
    [PHOTO] beauty care company. Director of Ecolab since 1992. Member of the Audit Committee and Finance Committee.
                  Served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes which controls Revlon, Inc., The Coleman Company and Marvel Inc., among other companies. Prior to becoming President of Revlon, Inc. in 1991, was Chairman of Coleman Holdings, the parent company of The Coleman Company, Inc., an outdoor recreational products company. Director of Apogee Enterprises, Inc., Coleman Worldwide Corp., The Coleman Company, Inc., Meridian Sports Inc., Revlon, Inc. and Revlon Worldwide Corp.

- --------------------------------------------------------------------------------

                  REUBEN F. RICHARDS, age 65.
                  Chairman   of  the   Board  of   Terra  Industries   Inc.,  an
    [PHOTO] agribusiness. Director of Ecolab since 1983. Chairman of the Finance Committee and member of the Audit Committee. Chairman of the Board of Terra Industries Inc. since December, 1982. Served as Chief Executive Officer from December, 1982 to May, 1991 and as President from July, 1983 to May, 1991. Chairman of the Board of Engelhard Corporation from May, 1985 to December, 1994 and Chairman of the Board of Minorco (U.S.A.) Inc. since May, 1990. Also named President and Chief Executive Officer of Minorco (U.S.A.) Inc. in February, 1994. Director of Potlatch Corporation and Santa Fe Energy Resources, Inc.

- --------------------------------------------------------------------------------

                  RICHARD L. SCHALL, age 65.
                  Consultant since 1985. Retired Vice Chairman of the Board  and
    [PHOTO] Chief Administrative Officer of Dayton Hudson Corporation, a national retailer. Director of Ecolab since 1978. Chairman of the Audit Committee and member of the Finance Committee. Joined Dayton Hudson in 1972 as Vice President and Controller. Retired in 1985 as Chief Administrative Officer and Vice Chairman of the Board, a position he had held since 1977. Director of Medtronic, Inc., Space Center Co., First Bank Sys-tem, Inc. and CTL Credit Inc.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                  ROLAND SCHULZ, age 53.
                  Executive Vice  President in  charge  of Human  Resources  and
    [PHOTO] member of the Executive Board of Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since August, 1993. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Member of the Compensation Committee and Finance Committee. Joined Henkel in 1972 and held various operational and marketing executive positions in the Henkel organization. Appointed Vice President of Henkel KGaA in charge of personnel in 1990. In 1991, named Executive Vice President and became a member of the Henkel KGaA Executive Board. Director of Gothaer Lebensversicherung AG, Goettingen (Life Insurance).

- --------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS II
                            (FOR A TERM ENDING 1997)

- --------------------------------------------------------------------------------

                  RUTH S. BLOCK, age 64.
                  Retired Executive Vice President  and Chief Insurance  Officer
    [PHOTO] of The Equitable Life Assurance Society of the United States, an insurance and investment company. Director of Ecolab since 1985. Member of the Compensation Committee and Governance Committee.
                  Joined Equitable in 1952. Elected Executive Vice President in 1980; Chairman and Chief Executive Officer of EVLICO in 1980 and Chief Insurance Officer of Equitable in 1984; retired in 1987. Director of Alliance Capital Mutual Funds (38 Funds) and Amoco Corporation.

- --------------------------------------------------------------------------------

                  RUSSELL G. CLEARY, age 61.
                  Chairman  of the Board  and Chief Executive  Officer of Cleary
    [PHOTO] Management Corporation, a privately-held business and real estate development corporation. Director of Ecolab since 1981. Chairman of the Governance Committee and member of the Compensation Committee.
                  Served as Chairman of the Board, President and Chief Executive Officer of G. Heileman Brewing Company, Inc., a producer of malt beverages and bakery goods, from 1971 to 1988, when Heileman became a subsidiary of Bond Corporation Holdings Ltd., a Western Australian company. Returned to Heileman and served as Co-Chief Executive Officer from June through December, 1994 following the purchase of Heileman by Hicks, Muse, Tate & Furst, Inc., Dallas. Chairman of the Board of
                  First State Bancorp, Inc. and Director of A. O. Smith Corporation. Also a Director of G. Heileman Brewing Company and Heileman Holding Company, privately-held corporations.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                  ALLAN L. SCHUMAN, age 60.
                  President  and Chief Executive Officer  of Ecolab. Director of
    [PHOTO] Ecolab since 1991. Member of the Finance Committee. Joined Ecolab in 1957 and after promotions through all levels of sales and marketing positions in the Company's Institutional Division, became a Vice President, Institutional, Marketing and National Accounts in 1972. Promoted to Vice President and Director, Institutional Division in 1979 and to Senior Vice President of the Company in 1984. In 1985 was named Executive Vice President and in 1988, President, Ecolab Services Group. Promoted to President and Chief Operating Officer of the Company in August, 1992. Named President and Chief Executive Officer in March, 1995. Director of International Foodservice Manufacturers Associ-ation, American Marketing Association Services Council, Hazelden Foundation and the Ordway Music Theatre. Member of the Culinary Institute of America.

- --------------------------------------------------------------------------------

                  MICHAEL E. SHANNON, age 58.
                  Vice Chairman, Chief Financial  and Administrative Officer  of
    [PHOTO] Ecolab. Director of Ecolab since 1991. Member of the Finance Committee.
                  From 1975 to 1984 held various senior financial positions with Republic Steel Corporation, including from 1982 to 1984, Executive Vice President and Chief Financial Officer. In April, 1984 joined Ecolab as Executive Vice President and Chief Financial Officer. From December, 1984 to October, 1990 held the additional position of Chief Administrative Officer and from June, 1988 to October, 1990 was also President of ChemLawn Services Corporation, a former subsidiary of the Company, and from October, 1990 to May, 1992 also served as President of the Residential Services Group of the Company. Assumed positions of Vice Chairman and Chief Administrative Officer in August, 1992. The Board has announced that Mr. Shannon will be named Chairman of the Board following Mr. Grieve's retirement on December 31, 1995. Director and Chairman-Elect of Minnesota Orchestral Association, director National Association of Manufacturers and a Trustee of Minnesota Public Radio.

- --------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Company's Board of Directors is responsible for the overall executive compensation program and each component. The Company's management and an independent compensation consultant provide competitive data and assistance to help the Committee carry out its responsibilities. The Board holds authority to ratify certain actions of the Committee.

The Committee reviews each executive compensation component annually to maintain alignment with the Company's goals and philosophy.

PHILOSOPHY: The Committee uses compensation to help communicate desired business results to executives, influencing them to make decisions to produce those results. The program must be competitive to attract, retain and motivate executives, and it must reinforce and complement sound management practices. In addition, the executives' interests must be effectively aligned with those of our shareholders and, to this end, the Committee has developed executive stock ownership guidelines to ensure that executives accumulate a significant ownership stake and are vested in maximizing short-and long-term shareholder returns.

Each component of the executives' compensation is targeted at the median of a broad range of United States manufacturing and service companies, representing a more broad index for comparison than the Standard & Poor's Specialized Services Index represented in the performance graph on page 17. The Committee consults a number of general industry surveys which collect a significant portion of their data from the Standard & Poor's 500 Index or equivalent companies. The data is adjusted through regression analysis to reflect the Company's size relative to those companies included in the data. This size adjusted data of the "comparator group" of companies is the information relied upon by the Committee to provide a generally accurate representation of the relevant competitive market.

The overall executive compensation program is designed to target median pay for median Company performance. To the extent the Company's performance exceeds the general industry median performance, total compensation will also exceed median levels. Conversely, total compensation will be less than the median if Company performance falls below the median performance level.

COMPONENTS:   The  Company's compensation  program for  executives includes four
components,  each  of  which  plays  a  specific  role  in  the  overall   total
compensation approach, including:

        - Base Salary;
        - Management Incentive Plan or Management Performance Incentive Plan;
        - Long-term incentives; and
        - Benefits/perquisites.

    BASE SALARY: The Company's philosophy is to set base salaries at the competitive market median, as represented by the comparator group. Surveys provide the data needed to determine the market median base salary opportunities of the comparator group (as described above). The Committee reviews the base salary of each officer on an annual basis in light of the market data and the officer's individual performance to determine whether an increase in base pay is appropriate. In 1994, executive officers' base salary increases averaged 4.8%, excluding promotional increases.

    As reflected in the Summary Compensation Table on page 14, the Committee increased Mr. Grieve's base salary, effective January 1, 1994, by 4.3 percent. The Committee determined that Mr. Grieve's performance, as demonstrated by the Company's increased earnings, warranted an increase in base pay at that time and this increase has a negligible impact on his base pay in relation to the median of the comparator group. Mr. Grieve's base salary had remained constant since 1991.

    MANAGEMENT INCENTIVE PLAN ("MIP")/MANAGEMENT PERFORMANCE INCENTIVE PLAN ("MPIP"): The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Committee, with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives. A mix of corporate and business unit goals is used to assure that executives have a measure of control over the factors affecting their awards. The Committee also establishes target awards, expressed as a percentage of base salary, to be paid for achieving the performance goals. These target awards are set by the Committee based on the median annual incentive awards paid by the comparator group and form the basis from which minimum, premium, and maximum awards are determined.

    The MPIP is essentially the same as the MIP, and was adopted in response to federal tax legislation that disallows deductions by public corporations of certain executive compensation in excess of $1,000,000 unless the plan under which such compensation is paid has been approved by stockholders. The MPIP was adopted by the Board of Directors of the Company on February 26, 1994 and approved by the stockholders on May 13, 1994. For 1994, Mr. Grieve was the only participant in this plan.

    Senior management (Mr. Grieve, who during 1994 was Chairman of the Board and Chief Executive Officer; Mr. Schuman, who during 1994 was President and Chief Operating Officer; and Mr. Shannon, Vice Chairman, Chief Financial and Administrative Officer), as well as other executives with corporate-wide responsibility, earn awards based solely on the achievement of Earnings Per Share ("EPS") goals. The Committee establishes annual EPS levels that must be achieved to receive threshold, target, premium and maximum awards. Economic projections and the compounded annual EPS growth over five-year and ten-year periods for the Standard & Poor's 500 Index are the basis for the EPS goals.

    Executives with business-unit responsibility earn MIP awards by meeting unit-specific operating income goals. As long as operating income thresholds are met, other financial or strategic factors can also affect the size of the awards. The weight of each performance measure varies between business units. In 1994, the average weighting of the performance measures for the majority of the business units was 53 percent operating income, 27 percent sales and 10 percent cash flow. The remaining performance measures, which fluctuated more greatly between units, included measures such as capital expenditure, selling expense and inventory control.

    The Committee, in general, makes awards based strictly on level of achievement against pre-established goals. However, under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business criteria as the Committee determines appropriate.

    Mr. Grieve's award under the Management Performance Incentive Plan for 1994 performance was 113.65 percent of his base salary. The award was based on the Company's 14.2 percent EPS growth during 1994 (excluding the impact of the merger with Kay Chemical in late December 1994 per the Plan document), and was derived based on the EPS performance levels and corresponding cash award levels established by the Committee at the beginning of the plan year using the methodology described above. Mr. Grieve's potential cash awards for 1994, as established by the Committee, ranged from a threshold 20 percent of base salary to a maximum 120 percent of base salary. Under the MPIP, the Committee is allowed only downward discretion in determining the award, and no adjustment was made to the award.

    LONG-TERM INCENTIVES: The Committee uses grants of stock options and restricted stock awards as part of the compensation package to motivate executives to make decisions that will increase the value of Company stock, thus providing an appropriate focus on the long-term growth of the Company. When executives deliver sustained superior returns to shareholders by outperforming the general industry, they increase their own compensation accordingly.

    Options are granted with exercise prices equal to the fair market value of the Company's shares on the date of grant, providing no value to the executive unless the Company's stock price increases after the grants are made. The options vest at a rate of twenty-five percent annually and have an option term of ten years.

    Restricted stock vests in equal installments on the second and fourth anniversary of the grant. The Committee uses restricted stock as a component of long-term executive compensation for two reasons: (1) similar to options, restricted stock aligns executive pay with shareholder value over the long-term; and (2) restricted stock grants provide a retention incentive, decreasing the likelihood of costly, disruptive executive turnover.

    The Committee makes stock incentive grants at the median gain opportunity awarded to executives in similar positions in the comparator group, as computed by the Committee's consultant. The grants consist primarily of stock options so that the mix between stock options and restricted stock reflects competitive market practices. The mix represents the average percent of gain opportunity offered by the comparator group in the form of stock options (such percentage being granted by the Committee in the form of stock options) versus other long-term incentive vehicles (such percentage being granted by the Committee in the form of restricted stock). This results in the Company's executives receiving the same percentage of their total long-term gain opportunity in stock options as do the comparator companies, on average.

    On August 19, 1994, the Committee granted to Mr. Grieve options to purchase 70,000 shares with an exercise price of $21.9375 and a restricted stock grant in the amount of 14,000 shares, as detailed in the Summary Compensation Table on page 14. The Committee based Mr. Grieve's stock incentives upon median guidelines as viewed over the period beginning in 1990 and projected through 1995. Specifically, the Committee in 1994 provided an annual award, which, if duplicated in 1995, would provide over the period of 1990 through 1995 a cumulative total of stock incentives which would be equal to the total of the competitive medians for each year over that period assuming that 1994's competitive median remains unchanged in 1995.

    BENEFITS/PERQUISITES: Executive benefits and perquisites are primarily attraction and retention tools. They provide protection against the financial catastrophes that can result from illness, disability and death. They meet basic executive needs, allowing them to focus their attention on the Company's business goals. The Company surveys the practices of the comparator group and matches its benefits and perquisites to those provided by a majority of companies.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT: Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless certain requirements are met. At this time, the Committee intends to operate its compensation programs for the executive officers subject to the deduction limit so the corporate tax deduction is preserved on all compensation paid, to the extent practicable, and consistent with the Company's overall compensation philosophy.

CONCLUSION: The Committee believes that these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles utilized maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success. We will continue to monitor the effectiveness of the Company's total compensation program to ensure that it meets the needs of the Company.

               Ruth S. Block                      Roland Schulz
               Russell G. Cleary                  Philip L. Smith
               James J. Howard

                           SUMMARY COMPENSATION TABLE

The following table shows cash and non-cash compensation for each of the last three years ended December 31 for the Company's Chief Executive Officer and for the next four most highly compensated executive officers who were serving in those capacities at December 31, 1994. No other individuals served in those capacities at any time during the year. All figures have been adjusted to give effect to the Company's 100 percent stock dividend paid January 18, 1994.

                                                                              LONG TERM COMPENSATION
                                                                             ------------------------
                                                                                      AWARDS
                                             ANNUAL COMPENSATION             ------------------------
                                   ---------------------------------------   RESTRICTED    SECURITIES
                                                            OTHER ANNUAL        STOCK      UNDERLYING       ALL OTHER
                                   SALARY(1)  BONUS(1,2)   COMPENSATION(3)   AWARD(S)(4)   OPTIONS(5)    COMPENSATION(6)
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)             ($)             ($)           (#)             ($)
- ------------------------------------------------------------------------------------------------------------------------
Pierson M. Grieve,           1994  $ 600,000   $ 681,900       -0-            $306,250        70,000         $42,957
 Chairman of the Board       1993  $ 575,000   $ 575,000       -0-              -0-           78,000         $41,575
                             1992  $ 575,000   $ 416,900       -0-              -0-           60,000         $ 6,866

Allan L. Schuman,            1994  $ 400,000   $ 380,000       -0-            $109,375        50,000         $27,900
 President and Chief         1993  $ 364,900   $ 328,400       -0-            $ 82,175        46,800         $27,874
 Executive Officer           1992  $ 331,700   $ 216,500       -0-            $ 39,025        74,400         $ 6,866

Michael E. Shannon,          1994  $ 362,000   $ 343,900       $    277       $ 87,500        40,000         $25,677
 Vice Chairman, Chief        1993  $ 348,300   $ 313,500       -0-            $ 69,200        37,400         $26,929
 Financial and               1992  $ 325,500   $ 212,400       -0-            $ 39,025        62,400         $ 6,866
 Administrative Officer

James L. McCarty,(7)         1994  $ 220,000   $ 155,000       $    570       $ 59,063        15,200         $ 6,700
 Senior Vice President-      1993     --          --            --              --            --             --
 Institutional North         1992     --          --            --              --            --             --
 America

Gerald K. Carlson,           1994  $ 273,300   $  95,700       $  1,561       $ 48,125        15,000         $15,570
 Senior Vice President-      1993  $ 256,510   $ 135,800       -0-            $ 43,250        20,000         $18,844
 International               1992  $ 252,720   $ 105,800       -0-            $ 27,875        30,000         $ 6,866

(1) Includes amounts deferred under Section 401(k) of the Internal Revenue Code, pursuant to the Company's Savings Plan, amounts deferred under a non-qualified deferred compensation plan maintained by the Company for a select group of executives and salary reductions per Section 125 of the Internal Revenue Code.

(2) Represents annual cash awards under the Company's Management Incentive Plan ("MIP") or, if applicable, the Company's Management Performance Incentive Plan ("MPIP"). The MIP and MPIP are discussed at page 12 hereof in the "Report of the Compensation Committee on Executive Compensation."

(3) Represents payment by the Company of certain payroll taxes under the Company's non-contributory non-qualified supplemental defined benefit plans referred to in the text following the "Pension Plan Table" on page 17.

(4) Represents the cumulative dollar value of restricted stock awards during the calendar year based on the closing market price of the Company's Common Stock on the date of grant. The recipients receive dividends declared on, and have voting power over, the restricted shares. The value and number (as adjusted for the Company's 100 percent stock dividend paid January 18,
     1994) of the aggregate restricted stock held by the named executive officers at December 31, 1994 was as follows: Mr. Grieve, $542,750 with 26,000 shares; Mr. Schuman, $400,800 with 19,200 shares; Mr. Shannon, $367,400 with 17,600 shares; Mr. McCarty, $131,513 with 6,300 shares and Mr. Carlson, $200,400 with 9,600 shares.

     All shares granted during 1994, 1993 and 1992 vest on the second and fourth anniversary dates of the grant at the cumulative rate of 50% of each award, based on continued employment of the recipient. Mr. Grieve's award will also vest on his retirement from the Company. The total number of shares awarded during 1994, 1993 and 1992, respectively, to the named executive officers was: Mr. Grieve, 14,000, 0 and 0; Mr. Schuman, 5,000, 3,800 and
     2,800;  Mr. Shannon, 4,000, 3,200 and  2,800; and Mr. Carlson, 2,200, 2,000
     and 2,000. Mr. McCarty, who was an executive officer only during 1994, received an award in 1994 of 2,700 shares.

     Restrictions will lapse immediately on all restricted stock awards in the event of a change in control of the Company. A change in control occurs if:
     (i) a person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum shareholding, then a change in control occurs only upon acquisition of 50% of the Company's voting power; (ii) during the period of two consecutive years, individuals who, at the beginning of such a period, were members of the Board, cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination were previously so approved); (iii) the stockholders approve a merger or consolidation of the Company in which voting securities of the surviving entity will represent less than 80% of the Company's voting securities prior to the transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation or an agreement to sell all or substantially all of the Company's assets (hereinafter a "Change in Control of the Company").

(5) Except as to Mr. Grieve, options granted in 1992 were granted in tandem with Limited Stock Appreciation Rights ("Limited Rights"). Upon exercise of
     Limited Rights, the holder will receive cash equal to the difference between the greater of (i) the highest fair market value of the Common
     Stock over the 60 days preceding exercise, or (ii) a transaction value set forth in the plan under which the stock options were granted, and the exercise price of the shares as to which the Limited Right is exercised.
     Limited Rights are exercisable only in the event of a Change in Control of the Company.

(6) Amounts reported for 1994 represent (i) the maximum matching contribution of $4,500 made by the Company to each of the named executive officers under the Company's defined contribution 401(k) Savings Plan available generally to all employees, and (ii) the matching contributions made or to be made by the Company on base salary and bonus earned in respect of 1994 which the executive elected to defer under a non-qualified deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Grieve, $38,457; Mr. Schuman, $23,400; Mr. Shannon,
     $21,177; Mr. McCarty, $2,200; and Mr. Carlson, $11,070.

(7) Mr. McCarty became an executive officer of the Company effective January 1, 1994.

                             OPTION GRANTS IN 1994

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF STOCK
                                 INDIVIDUAL GRANTS(1)                                      PRICE APPRECIATION FOR OPTION TERM(1)
- --------------------------------------------------------------------------------------------------------------------------------
                           NUMBER OF       PERCENT OF
                           SECURITIES        TOTAL
                           UNDERYLING       OPTIONS
                            OPTIONS        GRANTED TO      EXERCISE OR
                           GRANTED(2)      EMPLOYEES       BASE PRICE       EXPIRATION     0%            5%              10%
         NAME                 (#)           IN 1994          ($/SH)            DATE        ($)          ($)              ($)
- --------------------------------------------------------------------------------------------------------------------------------
Pierson M. Grieve            70,000            8.7%          $ 21.9375        08/19/04     -0-       $  967,444       $2,441,644
Allan L. Schuman             50,000            6.2%          $ 21.9375        08/19/04     -0-       $  691,031       $1,744,031
Michael E. Shannon           40,000            5.0%          $ 21.9375        08/19/04     -0-       $  552,825       $1,395,225
James L. McCarty             15,200            1.9%          $ 21.9375        08/19/04     -0-       $  210,074       $  530,186
Gerald K. Carlson            15,000            1.9%          $ 21.9375        08/19/04     -0-       $  207,309       $  523,209

(1) The dollar amounts under these columns are the results of calculations at the 0 percent, 5 percent and 10 percent compounded growth rates set or permitted by the SEC, over a period equal to the term of the option. These rates and amounts are not intended to forecast possible future price appreciation of the Company's Common Stock. No gain to the optionees is possible without an increase in stock price.

(2) All options granted during 1994 become exercisable cumulatively at the rate of 25, 50, 75 and 100 percent on each anniversary of the date of grant and become exercisable earlier upon a Change in Control of the Company and, in the case of the option granted in 1994 to Mr. Grieve, will also become exercisable upon his retirement from the Company.

   AGGREGATED OPTION EXERCISES IN 1994 AND DECEMBER 31, 1994 OPTION VALUES(1)

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                                                                1994                  DECEMBER 31, 1994(2)
                                SHARES ACQUIRED                      ---------------------------   --------------------------
                                  ON EXERCISE      VALUE REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
             NAME                     (#)               ($)              (#)            (#)            ($)           ($)
- -----------------------------------------------------------------------------------------------------------------------------
Pierson M. Grieve                   120,000           $1,396,950       403,500        258,500      $ 2,258,813   $  533,375
Allan L. Schuman                    -0-                -0-             136,300        139,900      $   844,663   $  279,063
Michael E. Shannon                  -0-                -0-             187,550        116,850      $ 1,538,861   $  254,175
James L. McCarty                    -0-                -0-               8,150         29,450      $    37,289   $   17,375
Gerald K. Carlson                   -0-                -0-             106,200         48,800      $   932,261   $  100,288

(1) All figures have been adjusted to give effect to the Company's 100 percent stock dividend paid January 18, 1994.

(2) Represents the difference between the fair market value of the Company's Common Stock as of December 31, 1994 and the exercise price of the option.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

The graph below compares the cumulative total shareholder return on the Company's Common Stock for the five calendar years ended December 31, 1994, with the cumulative total return on the S&P 500 Index and the S&P Specialized Services Index (formerly known as the S&P Commercial Services Index) over the same periods (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Specialized Services Index on January 1, 1990, and reinvestment of all dividends).

[EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

            S&P 500   ECOLAB INC.    S&P SPECIALIZED SERVICES INDEX
                 100           100                               100
1990            96.9         76.85                             83.97
1991          126.42        110.18                             91.28
1992          136.05        138.92                             90.38
1993          149.76        173.72                             87.57
1994          151.74        164.28                             80.18

(1) Total return calculations were performed by Standard & Poor's Compustat

                               PENSION PLAN TABLE

                                                     COMBINED ANNUAL RETIREMENT INCOME FROM THE
                                                   PLANS AND SOCIAL SECURITY WITH YEARS OF SERVICE
                                      -------------------------------------------------------------------------
 AVERAGE ANNUAL EARNINGS DURING
  THE HIGHEST FIVE CONTINUOUS
   YEARS OF ELIGIBLE SERVICE          10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- ---------------------------------------------------------------------------------------------------------------
           $  200,000                  40,000       60,000       80,000      100,000      120,000      120,000
           $  300,000                  60,000       90,000      120,000      150,000      180,000      180,000
           $  400,000                  80,000      120,000      160,000      200,000      240,000      240,000
           $  500,000                 100,000      150,000      200,000      250,000      300,000      300,000
           $  600,000                 120,000      180,000      240,000      300,000      360,000      360,000
           $  700,000                 140,000      210,000      280,000      350,000      420,000      420,000
           $  800,000                 160,000      240,000      320,000      400,000      480,000      480,000
           $  900,000                 180,000      270,000      360,000      450,000      540,000      540,000
           $1,000,000                 200,000      300,000      400,000      500,000      600,000      600,000
           $1,100,000                 220,000      330,000      440,000      550,000      660,000      660,000
           $1,200,000                 240,000      360,000      480,000      600,000      720,000      720,000

The preceding table shows the estimated annual benefits payable under the Company's non-contributory qualified defined benefit Pension Plan, the Company's non-contributory non-qualified defined benefit Mirror Pension Plan and the Company's Supplemental Executive Retirement Plan (based upon a 15-year period certain for the supplemental retirement benefit and a straight life annuity for both the qualified and non-qualified pension benefits) following retirement at age 65 for sample covered compensation amounts and lengths of plan participation, without regard to vesting and offsets, if any, for benefits under the Savings Plan or any predecessor plans. At the end of 15 years, payment of amounts attributable solely to the Supplemental Executive Retirement Plan cease. The amounts shown in the preceding table which are attributable to the Supplemental Executive Retirement Plan would be reduced by $6,882, which is the amount attributable to 50 percent of the primary Social Security annual retirement benefit, based upon 1994 maximum levels for retirement in 1994 at age 65, and by annuitized amounts presumed to be paid from the Company's matching contribution made prior to July 1, 1994 under the Company's Savings Plan and a former profit-sharing plan of the Company.

The table does not show the additional "past service benefit" provided under the Supplemental Executive Retirement Plan to eligible executives who are unable to earn the maximum supplemental benefit by retirement at or after age 65 because the executive was hired by the company after age 35. The past service benefit would add an additional benefit of 1 percent of the difference between covered compensation at retirement and earnings at the time of joining the Company ("first year earnings") for each year of service less than 30 years. Messrs. Grieve and Shannon are currently subject to these provisions and their first year earnings and estimated years of service creditable as past service are as follows: Mr. Grieve, $250,000 with 17 years; and Mr. Shannon, $215,682 with
13.12 years.

Applicable approximate covered compensation and credited years of service as of December 31, 1994 for the combined pensions and supplemental executive retirement benefits for the individuals named in the Summary Compensation Table on page 14 hereof are as follows: Mr. Grieve, $888,380 with 12 years; Mr. Schuman, $584,895 with 37.2 years; Mr. Shannon, $483,330 with 10 years; Mr. McCarty, $230,150 with 31.9 years; and Mr. Carlson, $364,209 with 28.5 years.

Covered compensation is based on the executive officer's average annual earnings during the five continuous years of highest earnings. In general, there is no material variation between compensation used to determine covered compensation and the base salary and bonus compensation of executive officers as reported in the Summary Compensation Table on page 14 hereof. Mr. Grieve has a severance contract with the Company, described below, which provides for an adjustment in the calculation of Mr. Grieve's covered compensation.

SEVERANCE CONTRACTS

Mr. Grieve has a severance contract which runs through December 31, 1995. If Mr. Grieve's employment is terminated by the Company without cause, or if Mr. Grieve resigns due to an enumerated adverse change in the conditions of his employment, he shall be entitled, as severance, to a continuation of salary through December 31, 1995, payment of a pro rata award to the date of termination to the extent earned under the annual Management Performance Incentive Plan, and the continuation of most welfare benefits through 1995.

In addition, upon termination of employment, or at the end of the severance period, Mr. Grieve shall receive a retirement benefit substantially equal to the regular retirement benefit calculated and paid under the Company's Supplemental Executive Retirement Program referred to under the Pension Plan Table located on page 17 hereof except that Mr. Grieve's covered compensation is increased by $50,000.

In the event of an involuntary termination or diminution of Mr. Grieve's position or benefits other than as permitted in the contract following a Change in Control of the Company (as defined in footnote 4 under the Summary Compensation Table at page 14 hereof), substantially the same severance and benefits described in the preceding two paragraphs shall become payable except that the severance/benefits described in the first paragraph of this section will be reduced to the extent that such payments or any other payment which constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code would cause the safe harbor amount of 2.99 times "base amount," within the meaning of such Section 280G (generally the average of the last five calendar years' compensation from the Company), to be exceeded. No reduction is to be made however, for values attributable to the acceleration of stock incentives or the payment of cash in lieu of such stock incentives, even if such acceleration or payment is a parachute payment. In addition, a "gross-up" payment for any "golden parachute" excise tax under Section 4999 of the Internal Revenue Code will be made to Mr. Grieve.

DIRECTOR REMUNERATION

Members of the Board of Directors who are not employees of the Company are paid an annual retainer of $20,000 and an attendance fee of $1,000 for each Board or committee meeting they attend. Committee chairs of the Audit Committee and Compensation Committee each receive an additional fee of $4,500 per annum, and committee chairs of the Finance Committee and Governance Committee receive an additional annual fee of $3,500 and $3,000, respectively. Directors who are also Company employees receive no separate remuneration for Board service.

Each non-employee director participates in the Company's Non-Employee Director Stock-For-Retainer Plan under which 75% of earned annual retainer is paid in Common Stock and the remaining 25% is paid quarterly in cash. The Common Stock is paid as of December 31 of each year in such number of shares as have a fair market value on such date equal to the sum of (i) 75% of that year's retainer earned by the non-employee director, and (ii) market rate interest accrued on such portion of the retainer from the end of the quarter in which the retainer was earned, through December 31. A non-employee director who leaves the Board prior to December 31 of a year will receive the unpaid retainer and interest in cash rather than Common Stock.

Under a deferred compensation plan, non-employee directors may elect to defer some, or all, of the cash portion of their directors fees until a future date or until occurrence of specified events. Amounts deferred are not subject to federal income tax until received by the participant and are commingled with the Company's general operating funds and earn interest at market rates.

Following termination as a member of the Board of Directors for any reason, a non-employee director who has completed at least three years of service as a Board member (or in the case of a deceased director, his or her beneficiary) is entitled to an annual fee equal to the amount paid as an annual retainer to active non-employee directors at the date of the termination. Non-employee directors first elected to the Board prior to March 1982 are entitled to the same fee, but such fee shall be adjusted to equal the annual fee payable from time to time to active non-employee directors. The annual fee in each case is payable for a term equal to the period of such director's service on the Board up to a maximum of fifteen years, and is contingent upon the director not engaging in any activity competitive to the Company's business.

Each non-employee director participates in a Company-provided insurance package which provides $75,000 group term life insurance and $75,000 accidental death and dismemberment coverage. Each such director also has $50,000 accident coverage while traveling on Company business.

Commencing in May of 1988, non-statutory option grants have been made to non-employee directors under the Company's 1988 Non-Employee Director Stock Option Plan. Under that Plan, each such director elected at an annual meeting of stockholders to a full three-year term receives a non-statutory option to purchase 2,400 shares of Common Stock at the fair market value of the Common Stock on such date. The option becomes exercisable, on a cumulative basis, as to 800 shares on each of the next three subsequent annual meetings of stockholders. A director elected or appointed to less than a full three-year term receives a pro rated grant. In the event a director ceases to serve due to death or disability after having held the option for at least twelve months, all shares subject to the option become immediately exercisable.

An option may be exercised for a period of ten years from grant. However, in the event the director ceases to be a director due to death or disability, or due to the Company's mandatory retirement policy for directors, the exercise period is shortened to three years from such date. If the director ceases to be a director for any other reason, the exercise period is three months from such date. No option can be exercised after the expiration of the original term.

The Company is proposing to replace the 1988 Plan with the 1995 Non-Employee Director Stock Option Plan. This proposal is described at pages 21 to 23 of this Proxy Statement under the heading "Proposal to Adopt 1995 Non-Employee Director Stock Option Plan."

                              CERTAIN TRANSACTIONS

Since 1991, the Company and Henkel KGaA each have had a 50% economic interest in a joint venture engaged in industrial and institutional cleaning and sanitizing businesses throughout Europe ("Joint Venture"). Neither partner may transfer its interest without the other's consent. Henkel KGaA, by virtue of a tie-breaking vote on certain operational matters, may control the day-to-day operations of the Joint Venture. Strategic decisions concerning the Joint Venture require the agreement of the Company and Henkel. While the Joint Venture has its own manufacturing, training and research and development facilities, it also has access to the basic technology of both the Company and Henkel for which it pays each company an equal royalty based on net sales. The Joint Venture operates on a stand alone basis but obtains certain administrative support from Henkel and its affiliates. The Joint Venture may acquire products from the Company and Henkel as well as from third parties. All royalties and prices for administrative services and products are based on arm's length negotiations.

The Company also holds options, exercisable through July 11, 2001, to acquire Henkel's interest in cleaning and sanitizing businesses in Africa, Japan, Korea and China at formula prices, in general, based on earnings of the businesses.

As of March 14, 1995, Henkel and its affiliates owned approximately 15.47 million shares of the Company's Common Stock as set forth in the table of Security Ownership of Certain Beneficial Owners located on page 2 hereof.

Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. Generally, the Stockholder's Agreement terminates on June 26, 2009. During the year second preceding such date, Henkel and the Company will commence negotiations for an extension of the term. If an agreement to extend such term is not reached, Henkel would have the right, and in certain circumstances the obligation, to purchase the Company's interest in the Joint Venture. The purchase price shall be paid by Henkel in Common Stock owned by it, with any excess price payable in cash. If the value of Henkel's Common Stock ownership exceeds the purchase price, then the Company may acquire such remaining Common Stock at market value. After any such purchase, the Stockholder's Agreement would remain in effect for an additional two years. In addition, the Stockholder's Agreement provides that if the Joint Venture is terminated or Henkel owns less than one percent of the Company's Common Stock, the Stockholder's Agreement will terminate two years after the latest of such events.

Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 26% of the Company's outstanding Common Stock prior to July 11, 2000 and 30% thereafter or from acting, alone or in concert with others, to control or influence the Company. Henkel may sell its shares of the Company's Common Stock under certain conditions specified in the Stockholder's Agreement subject to the Company's right of first refusal. In addition, Henkel has agreed to vote its shares, in the case of election of directors of the Company or certain stockholder proposals, in accordance with the recommendation or directions of the Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Board or pro rata in the same manner and proportion that votes of the stockholders of the Company (other than Henkel and officers or directors of the Company) have been cast. Any vote with respect to "strategic transactions" (among other things, a disposition, recapitalization or dissolution of the Company, a change in the Company's Restated Certificate of Incorporation or other transaction which could have a material effect upon Henkel's investment in the Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Company's Board of Directors proportionate to the percentage of its holding of voting securities in the Company (rounded to the nearest whole number). Further information concerning Henkel directorships is found at page 5 hereof under the heading "Election of Directors."

                              COMPANY TRANSACTIONS

During 1994, the Company sold products and services in the amount of approximately $1,683,000 to Henkel KGaA or its affiliates, and purchased products and services in the amount of approximately $5,038,000 from Henkel KGaA or its affiliates. The sales were made at prices comparable to prices charged to other customers and the Company believes that the amounts paid for products and services purchased were comparable with prices charged by other suppliers for similar products.

In 1991, as part of the transaction with Henkel KGaA in which the Joint Venture was formed, the Company acquired Henkel's industrial and institutional cleaning and sanitizing businesses in 19 countries outside of Europe. The Company received the right, in return for the annual payment of 2.5 million Deutsche marks (approximately $1,600,000), to have access to existing and future technology of Henkel which is relevant to most of the Company's businesses. The payment obligation continues until 1997 and was determined through arm's length negotiation. In addition, for an interim period, the businesses acquired from Henkel will obtain certain administrative services and products from Henkel until those businesses are fully integrated by the Company. These arrangements were determined through arm's length negotiations as part of the overall 1991 transaction with Henkel KGaA. During 1994, the 19 non-European businesses paid Henkel or its affiliates approximately $1,075,000 for administrative services and approximately $3,098,000 for products under supply arrangements.

                             PROPOSAL TO ADOPT 1995
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

INTRODUCTION

On December 19, 1994, the Board of Directors adopted, subject to stockholder approval, the Ecolab Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Option Plan"). The Director Option Plan provides for the grant, to non-employee directors of the Company, of options to purchase shares of the Company's Common Stock. The purpose of the Director Option Plan is to advance the interests of the Company and its stockholders by enabling the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to provide an incentive for such directors to increase their proprietary interest in the Company's long-term success and growth. Since options granted under the Plan will not, normally, be exercised unless the fair market value of the Common Stock increases after the date of grant, directors' gains from options granted under the Plan are tied directly to increased stockholder value.

The Director Option Plan will replace the similar 1988 Non-Employee Director Stock Option Plan which automatically granted options to purchase 2,400 shares of Common Stock upon election or re-election to a three-year term as director of the Company.

At the May 12, 1995 Annual Meeting, the stockholders are being asked to approve the Director Option Plan.

SUMMARY OF THE PLAN

A general description of the basic features of the Director Option Plan is outlined below.

GENERAL

Directors of the Company who are not salaried employees of the Company or any of its subsidiaries are the only eligible participants under the Director Option Plan. As of March 29, 1995, the Company had ten directors eligible to receive options under the Plan. The maximum number of shares of Common Stock that may be issued under the Plan will be 200,000 shares. Any shares of Common Stock that are subject to an option that expires or is forfeited will automatically again become available for issuance under the Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Plan (including the number of shares as to which future options will be granted) and under outstanding options as well as to the exercise price of outstanding options.

The Board may amend the Plan in any respect without stockholder approval unless stockholder approval is then required by federal securities or tax laws or the rules of the New York Stock Exchange. The Plan will terminate on June 30, 2000 and may be terminated before that date by action of the Board. No right or interest in any option may be assigned or transferred by an optionee, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.

ADMINISTRATION

The Director Option Plan will be administered by a committee (the "Committee") of three or more members of the Board of Directors. The Committee will have general authority to administer the Plan. However, grants of options under the Director Option Plan and the amount and nature of such options will be automatic, as described below. The Board of Directors has appointed its Compensation Committee to administer the Plan.

TERMS OF OPTIONS

Under the Director Option Plan, on the date the Plan is adopted by the stockholders of the Company, each non-employee director will be automatically granted an option to purchase shares of Common Stock. Class I Directors, whose terms expire in 1996, will each be granted an option to purchase 1,200 shares, Class II Directors, whose terms expire in 1997, will each be granted an option to purchase 2,400 shares and Class III Directors, who are nominated and elected at this May 12, 1995 Annual Meeting, will each be granted an option to purchase 6,000 shares. Each non-employee director who is subsequently elected (or re-elected) by the stockholders at a future annual meeting for a full three-year term will automatically be granted an option to purchase 6,000 shares of Common Stock as of the date of such election (or re-election). A non-employee director who is elected or appointed to the Board of Directors to fill a newly-created directorship or a vacancy will be granted at the annual meeting date which coincides with, or if such date of appointment or election is between annual meetings then at the next subsequent annual meeting, an option to purchase a number of shares equal to the product of the number of years remaining in the term from the date of grant times 2,000 shares.

The exercise price of shares subject to options granted under the Director Option Plan will be the fair market value of the Common Stock on the date the option is granted. For purposes of the Plan, "Fair Market Value" will be the mean between the reported high and low sale prices of the Common Stock on the New York Stock Exchange on the date of grant, which price was $24.375 on March 28, 1995. Each option will terminate ten years after the date of its grant. An option granted under the Plan to a non-employee director upon election, or re-election to a full three-year term, will become exercisable, on a cumulative basis, as to 2,000 of the shares subject to the option on the date of each of the three subsequent annual meetings of stockholders following the date of grant. In the case of an option granted to a non-employee director elected or appointed to serve less than a full three-year term, the option will become exercisable as follows: If on the date of grant, two years remain in the term, then the option (which will relate to 4,000 shares) will become exercisable cumulatively as to 2,000 shares subject to the option on the date of each of the next two subsequent annual meetings. If on the date of grant, one year remains in the term, then the option (which will relate to 2,000 shares) will become exercisable in full on the date of the next subsequent annual meeting. Notwithstanding the foregoing, an option granted at this May 12, 1995 Annual Meeting to (i) a Class I Director will become exercisable in full (1,200 shares) on the date of the next subsequent Annual Meeting and (ii) a Class II Director will become exercisable cumulatively as to 1,200 shares subject to the option on the date of each of the next two subsequent Annual Meetings.

An optionee may exercise an option by delivering to the Company a written notice of exercise that specifies a particular option that is being exercised and the number of shares with respect to which the option is being exercised, accompanied by payment of the total purchase price of the shares to be purchased. Payment may be made by cash or by transfer of shares of Common Stock previously owned by the optionee, or by a combination of such methods.

TERMINATION OF SERVICE

No option may be exercised more than ten years from the date of grant. The following provisions apply when an optionee ceases to serve as a director of the Company. First, if the optionee ceases to serve as a director of the Company by reason of death or disability, the option will become immediately exercisable in full and remain exercisable for an additional five years. Second, if the optionee ceases to serve as a director of the

Company for any other reason, the option will remain exercisable (to the extent it was exercisable on the date the optionee ceased to serve as a director of the Company) for an additional five years. In no event will an option be exercisable after the expiration of its original term.

FEDERAL INCOME TAX CONSEQUENCES

The following description of federal income tax consequences is based upon current statutes, regulations and interpretations. This description does not include state or local income tax consequences. In addition, this description is not intended to address specific tax consequences applicable to a non-employee director who receives a stock option.

All options to be granted under the Director Option Plan are non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the optionee nor the Company will incur any federal income tax consequences as a result of the grant of an option. Upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares purchased and the exercise price. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of an option under the Director Option Plan for any amounts included by the optionee as ordinary income. The tax treaty between the United States and the Republic of Germany requires the Company to withhold certain taxes upon the exercise of options by directors who are residents of Germany (currently, Messrs. Schulz and Woeste). The Director Option Plan provides a mechanism whereby such directors can tender previously acquired shares of Common Stock or cause the Company to withhold sufficient shares of Common Stock to satisfy such withholding requirement.

At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of an option under the Director Option Plan, any gain or loss will be a capital gain or loss to the optionee. Such capital gain or loss will be long-term gain or loss if the sale or disposition occurs more than one year after exercise and short-term capital gain or loss if the sale or disposition occurs one year or less after exercise. Such sale or disposition has no tax consequence for the Company.

                               NEW PLAN BENEFITS
            ECOLAB INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

- ---------------------------------------------------------------------------------------------
                                                                                     NUMBER
                                                                        DOLLAR         OF
                         NAME AND POSITION                             VALUE ($)    UNITS(1)
- ---------------------------------------------------------------------------------------------
All current directors who are not executive officers as a group           --           28,800
Nominees for election as a director
  Philip L. Smith                                                         --            6,000
  Hugo Uyterhoeven                                                        --            6,000
  Albrecht Woeste                                                         --            6,000

(1) Represents the number of shares of Common Stock subject to options to be granted to directors under the Director Option Plan in 1995, subject to approval of the Director Option Plan by the Stockholders at the May 12, 1995 Annual Meeting of Stockholders. The exercise price will be the Fair Market Value of the Common Stock on May 12, 1995 when the options are granted. Grants in respect of future years are determined by reference to the terms of the Director Option Plan as set forth herein.

BOARD OF DIRECTORS' RECOMMENDATION

The Board of Directors recommends that the stockholders vote FOR approval of the Director Option Plan. The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval. In accordance with the By-Laws of the Company, shares represented by a limited proxy (i.e., a broker non-vote) or represented by a proxy with instructions to abstain as to this matter will not be counted as a vote cast for purposes of calculating votes for or against adoption of the Plan. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Plan.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1995, and to perform other appropriate audit, accounting and consulting services. Coopers & Lybrand L.L.P. has served as independent accountants for the Company since 1970. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Under the laws of the State of Delaware, stockholder ratification of the appointment of independent accountants is not required. However, the Company deems it advisable to submit the appointment of Coopers & Lybrand L.L.P. for stockholder consideration and ratification.

The Board of Directors recommends a vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company. In accordance with the By-Laws of the Company, abstentions will not be counted as votes cast for purposes of calculating votes for or against ratification of the appointment of Coopers & Lybrand L.L.P. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment. If the appointment is not ratified, the Board of Directors will reconsider the matter.

                                 OTHER MATTERS

FUTURE STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the Annual Meeting of Stockholders in respect of the year ending December 31, 1995, must be received by the Company no later than November 30, 1995 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.

Stockholder proposals should be sent to the Secretary of the Company at the address found at the top of page 1.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors and management do not intend to present, and have no knowledge that other persons will present, any matters at the meeting in addition to those described herein. Should any other matters properly come before the meeting which call for a vote of the stockholders, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          KENNETH A. IVERSON,
                                          Vice President and Secretary
April 7, 1995

                                 P R O X Y
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                ECOLOB INC.

                      ANNUAL MEETING OF STOCKHOLDERS
                               MAY 12, 1995

The undersigned hereby appoints Pierson M. Grieve and Kenneth A. Iverson, or either of them, with full power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab, Inc., to be held at the Frederick King Weyerhaeuser Auditorium in the Landmark Center, 75 West Fifth Street, St. Paul, Minnesota on Friday, May 12, 1995 at 10:00 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

Election of Directors:
Nominees: P.M. Grieve, P.L. Smith, H. Uyterhoeven, A Woeste

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                          SEE REVERSE SIDE

/X/ PLEASE MARK YOUR VOTES AS IN
    THIS EXAMPLE.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
- --------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES.
- --------------------------------------------------------------------------
                                     FOR   WITHHELD
1. Election of 4 Directors           / /     / /
   (see reverse)

For All except the following nominee(s):

- ----------------------------------------------------
- --------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ITEMS 2 AND 3.
- --------------------------------------------------------------------------
                                     FOR   AGAINST   ABSTAIN
2. 1995 Non-Employee Director        / /     / /        / /
   Stock Option Plan

- --------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ITEMS 2 AND 3.
- --------------------------------------------------------------------------
                                     FOR   AGAINST   ABSTAIN
3. Approval of independent           / /     / /        / /
   accountants


Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such.


- --------------------------------------------------------------------------
 SIGNATURE(S)                                         DATE